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                                                                          EX-4.2



                                  Amendment to The
                            Harrah's Entertainment, Inc.
                               1990 Stock Option Plan
                            ----------------------------


         Harrah's Entertainment, Inc. (the "Company") hereby adopts this Amendment to The Harrah's Entertainment, Inc. 1990 Stock Option Plan (the "Plan"), effective April 30, 1998.

         Section L of the Company's 1990 Stock Option Plan is amended to add the following provision at the end thereof:

         "Provided, however, the Committee shall have authority from time to time to approve the grant of a nonqualified option containing terms that extend the vesting and/or exercisability of the option grant in whole or in part for a period of time as may be approved by the Committee beyond employment termination, including during salary continuation, not to exceed the term of the option, and shall further have authority from time to time to approve such an extension for any outstanding nonqualified option where such approval occurs before or within 90 days after the date of termination of employment or the date salary continuation commences."

         This Amendment was duly adopted by the Human Resources Committee of the Board of Directors of the Company on April 30, 1998.


                                        /s/  Rebecca W. Ballou
                                        -----------------------------------
                                        Rebecca W. Ballou
                                        Secretary of Harrah's
                                        Entertainment, Inc.


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